UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2003

CORRECTIONS CORPORATION OF AMERICA

(Exact name of registrant as specified in its charter)

Maryland	0-25245	62-1763875

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Burton Hills Boulevard, Nashville, Tennessee	37215

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 263-3000

(Former name or former address, if changed since last report)

Item 5. Other Events and Required Regulation FD Disclosure.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
Item 9. Regulation FD Disclosure.
SIGNATURES
EXHIBIT INDEX
INDENTURE -- MAY 7, 2003
SUPPLEMENTAL INDENTURE
PRESS RELEASE

Item 5. Other Events and Required Regulation FD Disclosure.

     In connection with the closing of the sale of $250,000,000 aggregate principal amount of Corrections Corporation of America’s (the “Company”) 7 1/2% Senior Notes due 2011 described in the Company’s Registration Statement filed with the Securities and Exchange Commission on April 2, 2003, as amended (File no. 333-104240), the Company has executed the Indenture and Supplemental Indenture, each by and between the Company, certain of its subsidiaries and U.S. Bank National Association (as Trustee) and dated as of May 7, 2003. The executed Indenture and Supplemental Indenture are filed herewith under Item 7.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

4.1	Indenture, dated as of May 7, 2003, by and between the Company, certain of its subsidiaries and U.S. Bank National Association, as Trustee.

4.2	Supplemental Indenture, dated as of May 7, 2003, by and between the Company, certain of its subsidiaries and U.S. Bank National Association, providing for the Company’s 7 1/2% Senior Notes due 2011.

99.1	Press Release dated May 7, 2003.

Item 9. Regulation FD Disclosure.

     The Company announced today that it has closed the public offering of 7,600,000 shares of its common stock, plus an additional 1,140,000 shares pursuant to the exercise in full of the underwriters’ over-allotment option, at a price of $19.50 per share. 6,400,000 shares were sold by the Company and 2,340,000 were sold by a selling stockholder, including 1,140,000 pursuant to the over-allotment option exercise. The Company did not receive any proceeds from the sale of shares by the selling stockholder. Additionally, the Company announced the closing of the issuance of $250,000,000 aggregate principal amount of its 7 1/2% senior notes due 2011. Lastly, the Company announced that the financing condition to its tender offer to purchase for cash up to 4,204,947 shares of its Series B Cumulative Convertible Preferred Stock has been satisfied. The tender offer will expire at 12:00 midnight, New York City time, on Tuesday, May 13, 2003, unless extended. See the press release attached as Exhibit 99.1.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORRECTIONS CORPORATION OF AMERICA

Date: May 7, 2003	By: /s/ Irving E. Lingo, Jr.

Name: Irving E. Lingo, Jr.
Title: Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of May 7, 2003, by and between the Company, certain of its subsidiaries and U.S. Bank National Association, as Trustee.
4.2	Supplemental Indenture, dated as of May 7, 2003, by and between the Company, certain of its subsidiaries and U.S. Bank National Association, providing for the Company’s 7 1/2% Senior Notes due 2011.
99.1	Press Release dated May 7, 2003.

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